Exhibit 99

Humphrey Hospitality Trust, Inc. Reports Third Quarter 2004 Results

NORFOLK, NE – November 12, 2004 – Humphrey Hospitality Trust, Inc. (NASDAQ: HUMP), a self-advised real estate investment trust, today announced its results for the third quarter ended September 30, 2004.

The Company reported net earnings of $1.4 million, or $0.12 per diluted share, for the third quarter ended September 30, 2004, compared with net earnings of $3.0 million, or $0.25 per diluted share, for the year-ago period. The $1.6 million decline in earnings, year-over-year, was largely the result of non-recurring termination and relocation costs of $971,000, a $296,000 decrease in gains on dispositions of assets, and a $242,000 decrease in earnings from discontinued operations in the third quarter of 2004.

The Company had 69 hotels that were continuously in operation during both the third quarter ending September 30, 2004 and the third quarter of 2003. Operating margins for these properties (Same Store) fell 60 basis points to 33.2 percent for the third quarter of 2004, compared with the year-ago period. This decline in operating margins was primarily due to a $0.34 decrease in RevPAR (Revenue Per Available Room) to $37.95 and a 140 basis points decline in total occupancy to 69.2 percent, somewhat offset by a $0.67 increase in the average daily rate to $54.88.

The $971,000 termination and relocation costs, resulting from the previously announced termination of the Company’s hotel management agreement with Humphrey Hospitality Management, Inc. (HHMI), included a $500,000 early termination fee and $189,000 for certain employee severance costs paid to HHMI. Additional one-time expenses associated with the termination of the hotel management agreement and a related relocation of the corporate offices from Columbia, MD to Norfolk, NE were $282,000, primarily for an executive separation agreement and legal or consulting services.

Interest expense declined $136,000 in the third quarter of 2004 compared with the year-ago quarter primarily as a result of a reduction in debt after applying the proceeds from the sale of hotels.

Funds from operations (FFO) of $2.7 million, or $0.22 per diluted share, for the third quarter of 2004, compared to FFO of $3.7 million, or $0.31 per diluted share, for the year-ago period. This reduction in FFO for the third quarter ended September 30, 2004 was primarily attributed to non-recurring termination and relocation costs ($971,000).

“The operating results of the third quarter of 2004 were disappointing,” said Paul J. Schulte, chairman, president, and CEO of Humphrey Hospitality Trust. “We believe the mid-quarter change in hotel management companies caused some distractions, resulting in a softening of both the occupancy and RevPAR from the first half of 2004. We are working with our hotel management company, Royal Host Management, Inc. to institute new sales and marketing efforts and continue to emphasize cost efficiencies at all of our properties. We believe these efforts will generate improved results in the Company’s operating margins and net earnings beginning in the fourth quarter of 2004.”

Humphrey Hospitality Trust, Inc. specializes in limited-service lodging. The Company owns 69 hotels in 16 mid-western and eastern states.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

Unaudited (in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUES
Room rentals and other hotel services	$16,813	$16,988	$44,659	$44,281
Other	28	34	145	163

	16,841	17,022	44,804	44,444

EXPENSES
Hotel and property operations	11,237	11,240	31,634	31,300
Interest	1,384	1,520	4,183	5,125
Depreciation	1,596	1,585	4,776	4,852
General and administrative	513	506	1,586	1,606
Termination and relocation costs	971	—	1,068	—

	15,701	14,851	43,247	42,883

EARNINGS FROM CONTINUING OPERATIONS BEFORE GAINS (LOSSES) ON DISPOSITIONS OF ASSETS AND MINORITY INTEREST	1,140	2,171	1,557	1,561

Gains/(losses) on dispositions of assets	(1)	295	(23)	283
Minority interest	(55)	(60)	(164)	(219)

EARNINGS FROM CONTINUING OPERATIONS	1,084	2,406	1,370	1,625

Discontinued operations	336	578	629	567

NET EARNINGS	$1,420	$2,984	$1,999	$2,192

NET EARNINGS PER SHARE - BASIC AND DILUTED:
Continuing operations	$0.09	$0.20	$0.11	$0.13
Discontinued operations	0.03	0.05	0.05	0.05

Net earnings	$0.12	$0.25	$0.16	$0.18

Unaudited (in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Weighted average number of shares outstanding for calculation of earnings per share - basic and diluted	12,070	12,070	12,070	12,070

Weighted average number of shares outstanding for calculation of FFO per diluted share	12,070	12,070	12,070	12,070

Reconciliation of net loss to FFO

Net earnings	$1,420	$2,984	$1,999	$2,192
Depreciation	1,600	1,669	4,851	5,262
Gains on disposition of assets	(346)	(960)	(735)	(1,974)

FFO (1)	$2,674	$3,693	$6,115	$5,480

FFO per diluted share	$0.22	$0.31	$0.51	$0.45

(1)	FFO is a non-GAAP financial measure. The Company considers FFO to be a market accepted measure of an equity REIT’s operating performance, which is necessary, along with net earnings, for an understanding of the Company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner, therefore, the Company’s calculation may not be the same as the calculation of FFO for similar REITs.

The Company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Humphrey Hospitality Trust, Inc., are typically members of NAREIT. The Company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of our performance.

FFO for the nine-month period ended September 30, 2003 includes impairment losses on real estate of $1,152,000. Prior to the third quarter of 2003, the Company followed a practice of excluding such losses from FFO. However, it revised this practice based on clarification of the SEC staff’s position on the FFO treatment of impairment losses and guidance from NAREIT issued during the third quarter of 2003.

CONTACT: Humphrey Hospitality Trust, Inc.

Paul J. Schulte, 402/371-2520

or

Donavon A. Heimes, 402/371-2520